Exhibit 10.3

STORM CAT ENERGY CORPORATION
DIRECTOR COMPENSATION POLICY

1.               Each Director of the Company will receive a one-time grant of 100,000 common share purchase options within 30 days of the date of his or her initial appointment or election to the Board, which options will vest as to 1/3rd every six months, provided that they are subject to immediate vesting upon change of control of the Company.

2.               Each Director that has served for a complete year (which, for the purposes of this policy, will be the period from the Annual General Meeting at which the director was last elected to May 31 of the following year) will be deemed to have earned an additional 15,000 fully-vested common share purchase options as at the close of business on May 31 of each year; such options will be treated as having been earned for past services to the Company such that both continuing and retiring Directors that have served for the year then just completed will be awarded the options effective on June 1 of each year.

3.               Each Director elected to the Company’s Board of Directors at the Company’s Annual General Meeting will, in addition to the above-described grants of stock options, be entitled to a grant of RSUs under the Company’s RSU Plan entitling the Director to acquire 5,000 common shares of the Company over the then-coming year.  These shares will be earned quarterly for services rendered throughout the year by such RSUs being set to vest as to 1,250 shares at the end of each quarter.  Directors who join the Board between Annual General Shareholder Meetings will be entitled to a grant of RSUs entitling the Director to acquire 1,250 common shares of the Company for each full quarter remaining prior to the Company’s next expected Annual General Shareholder Meeting, vesting as to 1,250 shares at the end of each quarter.

4.               Board Members will be paid a stipend of U.S.$1,000.00 per quarter, plus additional amounts of:

(a)               U.S.$1,000.00 per meeting for their physical attendance at any quarterly Board meeting;

(b)              U.S.$500.00 per meeting for their participation by telephone in a quarterly Board meeting; and

(c)               U.S. $500 per meeting for any other Board meeting in which they participate where such meeting is over 30 minutes in duration, and an additional U.S. $500 if any such meeting in which they participate is over two hours in duration.

5.               Board Members will be paid U.S.$1,000.00 per year for service on each Committee of the Company’s Board, plus an additional U.S.$2,500.00 per year for service as a Board Committee Chair.  No additional amounts will be paid for participation in Committee meetings.

6.               If the due date for any grant of equity-based compensation contemplated under this Director Compensation Policy occurs during a trading black-out period, then the subject grant will be deferred until the first available price opportunity following the lifting of that trading black-out.

7.               For the purposes of this Director Compensation Policy each of the period between the Company’s Annual General Shareholder Meeting in each year and September 30, and the period between March 31 and the Company’s Annual General Shareholder Meeting in each year, will be taken to be one full quarter.

8.               The Company will be not be obligated to issue any securities pursuant to this policy where doing so would be contrary to the securities laws and stock exchange rules and policies applicable to the Company and its directors, or to the terms and conditions of the Company’s equity-based compensation plans, nor will the Company be obligated to pay any compensation in lieu of granting such securities in such circumstances.